UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2009

GIGOPTIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-153362	26-2439072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Geng Road

Palo Alto, CA 94303

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (650) 424-1937

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.02.	Termination of a Material Definitive Agreement.

As disclosed on the Current Report of GigOptix, Inc. (the “Company”) filed on Form 8-K on October 7, 2009, on October 5, 2009, the Company entered into a Third Amendment to Schnitzer North Creek Lease Agreement dated for reference purposes as of September 30, 2009 (the “Amendment”) with S/I Northcreek III, LLC, a Washington limited liability company (“Landlord”) in connection with an amendment of a lease of certain premises consisting of approximately 31,739 rentable square feet in Bothell, WA (the “Premises”). Section 12 of the Amendment provided:

[T]he terms of this Amendment are subject to the approval of Landlord’s lender. In the event that Landlord does not receive the necessary approvals of this Amendment from Landlord’s lender within thirty (30) days after the mutual execution of this Amendment by both Landlord and Tenant, this Amendment shall become null and void and the Lease shall remain in full force and effect with the exception that the LC amount shall be reduced by $150,000.00 to a new balance of $550,000.00 on November 1, 2009, and Tenant shall complete Tenant Improvements in accordance with Section 8 above, which shall be funded by the cash released by Tenant’s lender as a result of reducing Tenant’s letter of credit.

On November 9, 2009, the Company received written notice from the Landlord that the Landlord’s lender had not delivered approval of the Amendment within the thirty day period specified in Section 12 of the Amendment, and that pursuant to the terms of Section 12 of the Amendment, the Amendment was of no effect other than as stated in Section 12 of the Amendment. The material terms of the Amendment are as set forth in the Current Report of the Company filed on Form 8-K on October 7, 2009, which terms are incorporated by reference herein. As a result of the Landlord’s lender not delivering approval of the Amendment, pursuant to the terms of Section 12 of the Amendment, those terms are null and void, except that the amount of a letter of credit of the Company currently held by Landlord is reduced from $700,000 to $550,000 as of November 1, 2009, and the Company is to complete Tenant Improvements (as defined in the Amendment) on the Premises to be funded by the $150,000 in cash released by the Company’s lender as a result of the reduction of the letter of credit amount. Furthermore, the relationship between the Company and the Landlord as reflected in the Schnitzer North Creek Lease Agreement dated July 11, 2005 (the “Lease”), as amended by a First Amendment to Lease dated October 25, 2006, and a Second Amendment to Lease dated February 20, 2008, for the lease of the Premises shall continue in full force and effect.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 9, 2009 in connection with the closing of the merger with ChipX, Incorporated (“ChipX”), the Company entered into a Consent, Assignment, Assumption and Amendment Agreement (the “Assumption Agreement”) with ChipX and Bridge Bank, N.A. (“Bridge Bank”) whereby the Company agreed to assume upon the closing of the merger all obligations of ChipX and to become a borrower pursuant to a Loan and Security Agreement between ChipX and Bridge Bank dated December 9, 2008 (the “Loan Agreement”), which Loan Agreement had previously been amended by the Loan and Security Modification Agreement between ChipX and Bridge Bank dated May 5, 2009 (the “Modification Agreement”).

Pursuant to the terms of the Loan Agreement, ChipX was entitled to borrow from Bridge Bank (a) up to $2 million on a two-year revolving accounts receivable credit line, but no more than 80% of the eligible accounts as determined by Bridge Bank, and (b) up to $2 million on a growth capital term loan to be repaid in 24 equal monthly installments of principal, plus all accrued interest. Interest on the revolving accounts receivable credit line is equal to the prime rate of Bridge Bank plus 1.0%, and interest on the growth capital term loan is equal to such prime rate plus 1.75%, with such prime rate in no event being less than 4.0% per annum. As of November 9, 2009, ChipX had borrowed $2,030,857 under the Loan Agreement.

The Loan Agreement included customary representations and warranties for agreements of this type. In addition, the Loan Agreement contained a number of restrictive covenants, including covenants that impose significant operating and financial restrictions on the ability to, without prior written approval from Bridge Bank:

•	Consummate any merger, acquisition, or change in control;

•	Create, incur, assume or be or remain liable with respect to most indebtedness other than permitted indebtedness; and

•	Make dividends or distributions or repurchase stock.

In addition, the Loan Agreement, as amended by the Modification Agreement, required that ChipX, at any time that loans under the Loan Agreement are outstanding, maintain an “Asset Coverage Ratio” of (a) cash maintained at Bridge Bank plus 80% of the eligible accounts under 90 days from the invoice date to (b) indebtedness owed to Bridge Bank of not more than 1.75 to 1.00, measured as at the end of each month.

Pursuant to the terms of the Assumption Agreement, the Company granted a security interest in all personal property of the Company, including all accounts, equipment, inventory, receivables, and general intangibles, to secure the performance by the Company of the obligations which it assumed at the closing of the merger. Furthermore, within five business days following the closing of the merger with ChipX, the Company and ChipX are required pursuant to the Assumption Agreement to sign Bridge Bank’s form of lockbox agreement and begin the establishment of a lockbox account and facility satisfactory to Bridge Bank.

On November 12, 2009, the Company entered into a loan and security agreement with ChipX and Bridge Bank (the “Credit Agreement”). Pursuant to the Credit Agreement, GigOptix is entitled to borrow from Bridge Bank up to $4 million on a revolving accounts receivable credit line, subject to limits based on the Company’s eligible accounts as determined by Bridge Bank (the “Revolving Line”). Subject to availability under the Revolving Line, the Credit Agreement includes a letter of credit sublimit, a cash management sublimit and a foreign exchange sublimit, each not to exceed $1.0 million. Interest on extensions of credit is equal to the prime rate of Bridge Bank plus 2.5%, with such prime rate in no event being less than 4.0% per annum. Interest payments under the Credit Agreement are due on the tenth calendar day of each month.

The Credit Agreement is secured by all personal property of the Company, including all accounts, equipment, inventory, receivables, and general intangibles. The Credit Agreement will be used to pay off the Loan Agreement the Company became a party to in connection with its acquisition of ChipX on November 9, 2009, and which is discussed in further detail above.

The Credit Agreement includes customary representations and warranties for agreements of this type. In addition, the Credit Agreement contains a number of restrictive covenants that will impose significant operating and financial restrictions on the Company’s operations, including, but not limited to its ability to:

•

Merge or consolidate, or permit any of its subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its subsidiaries to acquire, all or substantially all of the capital stock or property of another person;

•	Create, incur, assume any indebtedness, other than certain indebtedness permitted under the Credit Agreement; and

•	Make dividends or distributions or repurchase capital stock in excess of $500,000 per fiscal year.

In addition, at any time that loans under the Credit Agreement are outstanding, the Company is required to maintain an “Asset Coverage Ratio” of (a) cash maintained at Bridge Bank plus 80% of the Company’s accounts receivable under 90 days from invoice date to (b) indebtedness owed to Bridge Bank of not more than 1.75 to 1.00, measured as at the end of each month. Further, the Company must maintain certain levels of maximum loss and minimum GAAP profit. Pursuant to the terms of the Credit Agreement, in the quarter ended December 31, 2009, the Company must not incur a loss greater than $4,600,000. For the quarter ending March 31, 2010, the Company must not incur a loss greater than $750,000 and for all quarters thereafter, the Company must maintain a minimum profit of $1.00.

The Credit Agreement also contains events of default customary for credit facilities of this type (with customary grace periods, as applicable), including, among other things, nonpayment of principal or interest when due. The Credit Agreement will expire on May 12, 2011.

In connection with the Credit Agreement, the Company granted Bridge Bank a warrant to purchase common stock in an aggregate value of up to $200,000. The warrant includes anti-dilution provisions and “piggyback” registration rights permitting registration in a future public offering by the Company, excluding any public offerings by the Company in 2009. The warrant may either be (i) converted, on a cashless, net settlement basis, based on the fair market value as determined pursuant to the terms of the warrant, or (ii) exercised at a price per share equal to the average closing price of the Company’s common stock for the five business days prior to November 9, 2009. The warrant has a term of seven years.

The descriptions of the Credit Agreement, Loan Agreement, Modification Agreement and Assumption Agreement are qualified by reference to the text of the agreements, which are attached as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4, respectively, to this report and incorporated herein by reference.

Item 5.02.	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 9, 2009, in connection with the closing of the merger with ChipX on November 9, 2009, the board of directors of the Company approved the issuance of stock options and cash bonus awards to certain employees of the Company, including officers of the Company, as a bonus for consummation of the merger. The stock options were issued pursuant to the terms of the Company’s 2008 Equity Incentive Plan. The stock options granted have an exercise price of $3.50 per share, which was the closing market price of the Company’s common stock on November 9, and will vest over a 4 year period, with the first 25% vesting on November 9, 2010 and 1/48th of the options vesting monthly thereafter. The officers receiving such stock options and cash bonus awards and the amounts issued to such officers, include:

Name and Title	Stock Options	Bonus Award
Dr. Avi Katz Chief Executive Officer	130,000 shares	$115,000
Dawn Casterson, Acting Chief Financial Officer and Chief Accounting Officer	3,251 shares	$20,000
Julie Tipton Vice President of Marketing	16,381 shares	$25,000
Andrea Betti-Berutto Chief Technology Officer	38,011 shares	$25,000

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement, dated November 12, 2009 between GigOptix, Inc., ChipX, Inc. and Bridge Bank, N.A.

10.2	Loan and Security Agreement, dated December 9, 2008 between ChipX, Inc. and Bridge Bank, N.A.

10.3	Loan and Security Modification Agreement, dated May 5, 2009 between ChipX, Inc. and Bridge Bank, N.A.

10.4	Consent, Assignment, Assumption and Amendment Agreement, dated November 9, 2009 between ChipX, Inc., GigOptix, Inc. and Bridge Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC. (Registrant)

Date: November 16, 2009	By:	/s/ Avi Katz
Dr. Avi Katz
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Loan and Security Agreement, dated November 12, 2009 between GigOptix, Inc., ChipX, Inc. and Bridge Bank, N.A.

10.2	Loan and Security Agreement, dated December 9, 2008 between ChipX, Inc. and Bridge Bank, N.A.

10.3	Loan and Security Modification Agreement, dated May 5, 2009 between ChipX, Inc. and Bridge Bank, N.A.

10.4	Consent, Assignment, Assumption and Amendment Agreement, dated November 9, 2009 between ChipX, Inc., GigOptix, Inc. and Bridge Bank, N.A.